Exhibit(p)(3)


                                                                 ATTACHMENT D


                                CODE OF ETHICS OF
                      NORTHERN TRUST CORPORATION AFFILIATES
                        SERVING AS INVESTMENT ADVISERS TO
                         REGISTERED INVESTMENT COMPANIES


This Code of Ethics ("the Code") has been adopted by Northern Trust Corporation affiliates (collectively, "Northern") serving as investment advisers to registered investment companies in compliance with Rule 17j-1(c)(1) promulgated by the Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940. That rule requires each investment adviser of a registered investment company to adopt a written code of ethics. In certain respects the Code imposes requirements that exceed those imposed by law.

The purpose of the Code is to establish general principles governing the conduct of Northern's employees in connection with Northern's services as investment adviser to registered investment companies, and to establish procedures to enhance compliance with those general principles and, in particular, to prevent Access Persons from engaging in any act, practice, or course of business prohibited by SEC Rule 17j-1(b).

For the purposes of the Code, an Access Person means any director, officer, general partner or Advisory Person of a Northern affiliate that is an investment adviser to a registered investment company ("Investment Company"). An "Advisory Person" means any employee of a Northern affiliate that is an investment adviser to an Investment Company (or of any company in a control relationship to the Investment Company or the investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by an Investment Company (including employees engaged in trade execution activities), or whose functions relate to the making of any recommendations with respect to purchases or sales of securities by an Investment Company. An "Investment Person" means any employee of a Northern affiliate that is an investment adviser to an Investment Company (or of any company in a control relationship to the Investment Company or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by an Investment Company and includes an employee who: (1) is engaged in the management of securities held by an Investment Company as a portfolio manager, co-manager or member of the portfolio management team, whether or not that person is primarily engaged in the management of other accounts (hereinafter a "Portfolio Manager"); or (2) is engaged in investment research or fixed income research activities related to securities held or to be acquired by an Investment Company.

Notwithstanding the foregoing, a director, officer, general partner or Advisory Person of a Northern affiliate that is primarily engaged in a business or businesses other than advising Investment Companies or other advisory clients shall be deemed an Access Person under this Code only if such person, with respect to any Investment Company, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or, in connection with his or her duties obtains any information concerning recommendations being made by the investment adviser to the Investment Company.

Rule 17j-1(b) renders it unlawful for any affiliated person of an investment adviser of a registered investment company, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired1 by such registered investment company --

      1. To employ any device, scheme or artifice to defraud such registered investment company;

      2. To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the


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            statements made, in light of the circumstances under which they were made, not misleading;

      3. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon such registered investment company; or

      4. To engage in any manipulative practice with respect to such registered investment company

                                     Part I
                               General Provisions
                               ------------------


A. The Code governs the conduct of each Access Person of Northern.

B. All Access Persons shall act at all times to give priority to the interests of each Investment Company and to the interests of the shareholders of each Investment Company. All Access Persons shall conduct all personal securities transactions consistent with the Code and in such manner as to avoid any actual or potential conflict of interest or any abuse of the Access Person's position of trust and responsibility with respect to any Investment Company. A fundamental principle underlying the Code is that no Access Person should take any inappropriate advantage of his or her position. In addition, Access Persons are generally discouraged from engaging in short-term speculative trading, excessive trading and trading which interferes with an employee's job responsibilities. Compliance with the Code is a condition of employment of each Access Person. Violation of any of the foregoing principles or of any other specific provision of the Code is grounds for disciplinary action, including termination of employment.

C. No Access Person shall engage in any of the conduct prohibited by Rule 17j-1(b), quoted above, in connection with an Investment Company.

D. Access Persons are subject to and must comply with the policy on Gifts, Bequests, Meals, Entertainment and Loans from Clients or Vendors to Staff Members contained in the Northern Trust Corporation Guidelines Relating to Standards of Conduct.

E. An Access Person should not serve as a member of a board of directors of a publicly-held company. Exceptions to this policy require the written approval of the Access Person's Business Unit Head or President.

F. Each Access Person shall certify annually on the prescribed form that he or she has read and understood the Code, recognizes that he or she is subject thereto, has complied with the Code, including the securities trading provisions in Part II thereof, and will continue to comply with the Code so long as he or she remains an Access Person.

G. The Investment Compliance Department shall review all reports of securities holdings and securities transactions submitted pursuant to the Code or to Rule 17j-1 in order to seek to identify any possible violation of the Code. The Investment Compliance Department shall report any apparent violation of the Code to the Ethics Committee for appropriate action.

H. Northern shall preserve in an easily accessible place:

      o (i) a copy of the current Code in effect and a copy of any predecessor Code for a period of five years after it was last in effect;

      o (ii) a record of any violation of the Code and of any action taken as a result of such violation, for a period of five years from the end of the fiscal year in which the violation occurred;

      o (iii) a copy of each report made by an Access Person pursuant to Rule 17j-1 for a period of five years from the end of the fiscal year in which the report was made;

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      o     (iv) a list of all persons who are, or within the prior five years have been, required to make reports pursuant to Rule 17j-1 and a list of all persons responsible for reviewing such reports;

      o (v) a copy of each report furnished to the Board of any Investment Company pursuant to Rule 17j-1(c)(2)(ii), describing issues arising under this Code and certifying that Northern has adopted procedures reasonably designed to prevent Access Persons from violating this Code; and

      o (vi) a record of any decisions and supporting reasons approving the acquisition of securities by an Investment Person under Part II. E. of this Code.

I. All questions of interpretation of provisions of the Code shall be submitted in writing to and resolved by the Ethics Committee and the General Counsel or his designee2 ("Legal Counsel"). Pending resolution of any issue submitted to the Ethics Committee and Legal Counsel, any uncertainty about the scope of any provision of the Code should be resolved in favor of a broader rather than narrower interpretation. The Ethics Committee and Legal Counsel also reserve the right in appropriate circumstances to grant waivers from any requirements under this Code.

                                     Part II
              Provisions Regarding Personal Securities Transactions
              -----------------------------------------------------


The following provisions pertain to securities transactions in all accounts of an Access Person. For purposes of these provisions, the accounts of an Access Person include all accounts in the name of the person, all accounts of the person's spouse, all accounts of any minor children or other relatives (by marriage or otherwise) living in the person's home and all such accounts in which any of the foregoing persons has any beneficial ownership interest or over which he or she exercises control or investment influence. References in this
Part II to transactions by a person refer to transactions in any account of the person as defined in this paragraph. Limitations on the scope of the meaning of "all accounts of an Access Person" in the circumstances of a particular person may be made by the Ethics Committee and Legal Counsel upon the written request of an Access Person. Any such request shall set forth in reasonable detail the facts and circumstances, and shall include an explanation why the requested limitations will not enable the person to circumvent the objectives of the Code.

A. All securities accounts of an Access Person shall be maintained at Northern Trust Securities, Inc. ("NTSI"), or at another brokerage firm selected by the Access Person, provided that notice pursuant to the prescribed form has been provided by the Access Person to the Investment Compliance Department before placing any orders.

B. Duplicate confirmations for all transactions and duplicate statements for all accounts of an Access Person, whether or not all such accounts are maintained at NTSI, shall be provided by the broker/dealer directly to the Investment Compliance Department, which shall review all such information to assure that each Access Person has complied with the Code in all respects.

C. Each Access Person shall inform the Investment Compliance Department, using the prescribed form, of all securities (whether or not publicly traded) in which the Access Person has any beneficial ownership not later than ten (10) days after commencing employment as an Access Person. Not later than January 30 each year, each Access Person shall provide the Investment Compliance Department with a list of all securities (whether or not publicly traded) in which the Access Person had any beneficial ownership as of the preceding December 31. In lieu of a separate listing of holdings, where all securities in question are held in an account with a broker-dealer, another bank or other custodian, the Access Person may provide written certification of the accuracy and completeness of statements provided by the Investment Person's agent(s). An Access Person may exclude from such lists all securities of the types described in footnote 4. The concept of beneficial ownership is defined in footnote 5.

D. No Advisory Person or Investment Person shall engage in any securities transaction without prior approval by the Investment Compliance Department. Requests for approval shall be submitted on the prescribed form. The purpose of this "preclearance" requirement is to foster compliance with other


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provisions of the Code. Each approval for a proposed securities transaction shall be valid until 5 p.m. Central Time on the first day the financial markets are open for trading following the day of approval.

E. The foregoing prohibition on engaging in securities transactions without prior approval does extend to securities purchased in a private placement. In addition, the purchase of securities in a private placement by an Investment Person must be approved in writing by the Chief Investment Officer ("CIO"). In determining whether an Investment Person's transaction in privately placed securities will be approved, the CIO shall take into account, among other factors, whether the investment opportunity should be reserved for an Investment Company and whether the investment opportunity is being offered to the Investment Person by virtue of his or her relationship to an Investment Company. A transaction in a privately placed security by the CIO must be approved in writing by the CIO's immediate supervisor.

F. The fact of an Investment Person's ownership of privately placed securities shall be disclosed to the CIO at any time when, to the knowledge of the Investment Person , an Investment Company is considering the purchase or sale of other securities issued by the issuer of the privately placed securities. This separate disclosure must be made even though the Investment Person has previously disclosed the ownership of the privately placed securities in compliance with Parts II.C and II.E of the Code. No Investment Person may participate in any investment decision on behalf of an Investment Company which involves the issuer of securities whose privately placed securities are held by the Investment Person without first disclosing in writing the fact of his or her ownership of the privately placed securities to the CIO and the Investment Compliance Department. The CIO shall determine whether the proposed investment is consistent with the Investment Company's investment objectives and is consistent with the best interests of the Investment Company before the Investment Company may purchase the security. The CIO's determination shall be in writing and forwarded to the Investment Compliance Department.

G. Restrictions Applicable to Access Persons, Advisory Persons and Investment Persons

      1. No Advisory Person or Investment Person shall purchase any equity securities in an initial public offering. Advisory and Investment Persons may only purchase such securities in the after-market not sooner than three business days after the public offering date.

      2. No Advisory Person or Investment Person shall engage in a securities transaction at a time when an Investment Company has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn.

      3. No Advisory Person or Investment Person shall purchase or sell any security for a period of five business days after the security has been added to the Guidance List. In addition, no Advisory Person or Investment Person shall purchase or sell any security for a period of five business days after the internal rating on a security within the Guidance List has moved away from Neutral in either direction.

      4. No Access Person shall engage in a securities transaction when the Access Person knows at the time of the transaction that such security is being considered for purchase or sale by an Investment Company.

H. In addition to the restrictions contained in Part II. G. above, no Portfolio Manager shall engage in a securities transaction during the period beginning seven calendar days before and ending seven calendar days after the day on which an Investment Company managed, co-managed or for which the individual is part of the portfolio management team has purchased or sold that same security.

I. The foregoing prohibitions set forth in Part II G and H above do not apply where the Investment Company in question limits its investments to purchases of securities or derivatives for the purpose of replicating a major stock or bond index.^3

J. Except for the requirement that any purchase of such securities in a private placement be pre-cleared in accordance with Part II D above, the provisions of this Part II do not apply to transactions in direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, and shares of registered open-end investment companies. In addition, securities issued by Northern Trust are not subject to the pre-clearance requirement of Part II D, above. However, transactions in securities


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issued by Northern Trust are subject to the requirements set forth in the
Northern Trust Corporation Statement of Confidential Information and Securities Trading.

K. Personal securities transactions in stocks of companies with market capitalization of $50 billion or more at the time of purchase or sale are not subject to the blackout periods or pending buy or sell order restrictions noted in Parts II G 2, 3 and 4 and H, above. However, such transactions are still subject to the preclearance requirement noted in Part II D above.

L. If review of an Access Person's personal trading activity reveals any transaction that was not in compliance with the Code or if such review detects any other abuse inconsistent with the General Provisions set forth in Part I, above, appropriate disciplinary action may be taken. Such action may include, but is not limited to, restricting the Access Person's ability to conduct personal securities transactions, imposing holding periods on securities acquired by the Access Person, disgorgement of any profit realized as a result of any transaction that was not in compliance with the Code or termination of employment. Any profit disgorged pursuant to this paragraph shall be paid to the Northern Trust Company Charitable Trust for such disposition as such Charitable Trust determines in its sole discretion.

M. Each Access Person shall provide Northern with the following information with respect to transactions in any security4 in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership5 in the security or over which such Access Person has direct or indirect influence or control o (i)The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each security involved;

      o (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition)

      o     (iii) The price at which the transaction was effected; and

      o (iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

Also, if the Access Person establishes any account described in Part II. A. above, the Access Person must provide to the Compliance Department the following information: (i) the name of the broker or bank; (ii) the date the account was established; and (iii) the date the report is submitted.

Northern shall inform each Access Person who is under a duty to make such reports. These reports must state the date the report is submitted and must be submitted within 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected. Northern will accept in lieu of such report duplicate trade confirmations and monthly accounts statements, provided they contain the required information and are received within the required time frame.


Revised January 2001


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Footnotes

^1 For these purposes, a security held or to be acquired by a registered investment company is a security which, within the most recent 15 days, is or has been held by the investment company or is being or has been considered by it, or by Northern as adviser, for purchase by the investment company, and includes an option to purchase or sell such a security and any security convertible into or exchangeable for such security.

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^2 Any written communication provided for under the Code may be accomplished by facsimile or electronic transmission.

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^3 It should be noted, however, that the "blackout" periods specified in Part II do not supersede, but rather supplement, the general prohibitions against deceptive, fraudulent and manipulative practices in connection with securities held or to be acquired by a registered investment company. See footnote 1 on page 1.

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^4 For purposes of this requirement, "security" does not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments, including commercial paper, and shares of registered open-end investment companies.

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^5 A person is a "beneficial owner" of a security for purposes of the Code and
Rule 17j-1 if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. An indirect pecuniary interest includes, but is not limited to: (1) securities held by members of a person's immediate family sharing the same household; (2) a general partner's proportionate interest in the portfolio securities held by a general or limited partnership; (3) a person's right to dividends that is separated or separable from the underlying securities; (4) a person's interest in securities held by a trust; and (5) a person's right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable. An indirect pecuniary interest would include, for example, the right of a Northern employee to acquire Northern stock pursuant to an employee stock option.

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